JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2010

Morristown, Tennessee -- (October 28, 2010) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI) , the holding company for Jefferson Federal Bank, announced net income for the quarter ended September 30, 2010 of $259,000, or $0.04 per diluted share, compared to net earnings of $484,000, or $0.08 per diluted share, for the quarter ended September 30, 2009.  The decrease in net income for the quarter ended September 30, 2010 was primarily the result of write-downs and losses on other real estate owned (“OREO”).

Anderson L. Smith, President and Chief Executive Officer, commented, “We continue to confront a challenging operating environment due to regulatory pressures, sluggish local economies and historically low interest rates.  We are closely monitoring our loan portfolio and our priority for fiscal 2011 is reducing the level of non-performing assets.  We remain well capitalized for regulatory purposes and maintain a strong liquidity position.  The Bank’s total risk based capital ratio was 12.07% at September 30, 2010, above the 10.00% minimum regulatory requirement needed to be a well capitalized institution, under applicable regulatory requirements.”

The net interest margin was 3.00% for the three months ended September 30, 2010 compared to 3.17% for the same period in 2009. The yield on interest-earning assets declined 75 basis points to 4.85% for the three months ended September 30, 2010 compared to 5.60% for the same period in 2009 due primarily to a lower average balance of loans. The yield on assets was also impacted in the current quarter by an increase in the Company’s level of liquidity.  The cost of interest-bearing liabilities declined 58 basis points to 1.85% for the three months ended September 30, 2010 compared to 2.43% for the same period in 2009 primarily due to lower market interest rates and a change in the mix of deposits.

At September 30, 2010, total assets were $643.8 million compared to $630.8 million at June 30, 2010. Investment securities decreased $17.1 million, or 27.2%, to $45.8 million at September 30, 2010 compared to $63.0 million at June 30, 2010, due primarily to calls of U.S. agency securities exceeding new purchases.  Net loans decreased $11.6 million to $422.7 million at September 30, 2010, compared to $434.4 million at June 30, 2010, due primarily to a combination of reduced loan demand and normal pay-downs on existing loans.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits increased $13.4 million to $492.6 million at September 30, 2010 compared to $479.2 million at June 30, 2010.  Time deposits increased $10.2 million, or 4.3%, to $250.4 million while transaction accounts increased $3.2 million, or 1.3%, to $242.2 million at September 30, 2010 compared to June 30, 2010.  The average cost of interest-bearing deposits for the three month period ended September 30, 2010 was 1.49% compared to 2.15% for the corresponding period in 2009.

The Bank continues to be well-capitalized under regulatory requirements. The Bank’s total risk-based capital ratio was 12.07% at September 30, 2010, compared to 11.61% at June 30, 2010 and 11.11% at September 30, 2009.  At September 30, 2010, the Company had 6,648,355 common shares outstanding with a book value of $8.54 per common share.

Nonperforming assets remained steady at 4.16% of total assets at September 30, 2010, compared to 4.18% of total assets at June 30, 2010.  Nonaccrual loans totaled $20.6 million at September 30, 2010 compared to $18.8 million at June 30, 2010.  Foreclosed real estate amounted to $5.6 million at September 30, 2010 compared to $6.9 million at June 30, 2010.  Net charge-offs for the three months ended September 30, 2010 were $901,000, or 0.82% of average loans annualized, compared to $1.3 million, or 1.12% of average loans annualized for the quarter ended June 30, 2010, and $427,000, or 0.35% of average loans annualized, for the quarter ended September 30, 2009. The allowance for loan losses was $8.7 million, or 2.03% of total loans, at September 30, 2010 compared to $9.6 million, or 2.17% of total loans, at June 30, 2010. There was no provision for loan losses for the quarter ended September 30, 2010, compared to $5.5 million for the quarter ended June 30, 2010 and $300,000 for quarter ended September 30, 2009.   During the fourth quarter of fiscal 2010, management took aggressive action to increase the allowance for loan losses following its quarterly analysis of the loan portfolio, including its analysis of net charge-offs, delinquency levels, nonperforming assets, nonaccrual loans and other subjective factors which identified additional weaknesses in the loan portfolio.  The determination not to record a provision for loan losses for the quarter ended September 30, 2010 reflects stabilizing asset quality metrics.  The adequacy of the allowance for loan losses is evaluated monthly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

JEFFERSON BANCSHARES, INC.

	At September 30, 2010	At June 30, 2010
	(Dollars in thousands)

Financial Condition Data:
Total assets	$643,813	$630,770
Loans receivable, net	422,738	434,378
Cash and cash equivalents, and
interest-bearing deposits	113,322	69,303
Investment securities	45,849	62,989
Deposits	492,618	479,183
Borrowings	86,389	85,778
Stockholders' equity	$56,754	$56,523

	Three Months Ended September 30,
	2010	2009
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$6,856	$7,945
Interest expense	2,508	3,250
Net interest income	4,348	4,695
Provision for loan losses	--	300
Net interest income after
provision for loan losses	4,348	4,395
Noninterest income	390	898
Noninterest expense	4,353	4,601
Earnings before income taxes	385	692
Total income taxes	126	208
Net earnings	$259	$484

Share Data:
Earnings per share, basic	$0.04	$0.08
Earnings per share, diluted	$0.04	$0.08
Book value per common share	$8.54	$12.03
Weighted average shares:
Basic	6,205,582	6,216,515
Diluted	6,205,582	6,216,515

	Three Months Ended September 30,
	2010	2009
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$9,649	$4,722
Provision for loan losses	--	300
Recoveries	8	25
Charge-offs	(909)	(452)
Net Charge-offs	(901)	(427)
Allowance at end of period	$8,748	$4,595

Net charge-offs to average outstanding
loans during the period, annualized	0.82%	0.35%

	At	At	At
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$20,618	$18,779	$6,955
Nonperforming investments	509	731	--
Real estate owned	5,631	6,865	2,318
Other nonperforming assets	--	--	24

Total nonperforming assets	$26,758	$26,375	$9,297

	Three Months Ended	Year Ended
	September 30, 2010	June 30, 2010

Performance Ratios:
Return on average assets	0.16%	(3.65%)
Return on average equity	1.83%	(29.65%)
Interest rate spread	3.00%	3.18%
Net interest margin	3.08%	3.30%
Efficiency ratio	92.05%	83.93%
Average interest-earning assets to
average interest-bearing liabilities	104.75%	105.97%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total gross loans	2.03%	2.17%
Allowance for loan losses as a
percent of nonperforming loans	42.43%	51.38%
Nonperforming loans as a percent
of total loans	4.77%	4.22%
Nonperforming assets as a percent
of total assets	4.16%	4.18%

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421